                                                                   EXHIBIT 12(b)

                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                    Year Ended December 31,                      12 Months
                                                -------------------------------------------------------------     Ended
                                                                                                                September 30,
                                                1991          1992         1993         1994          1995        1996
                                                ----          ----         ----         ----          ----        ----
                                                              (Thousands of Dollars Except Ratios)
Net income for the period                     $321,512     $302,748      $297,160     $320,757     $314,107     $316,294
   Add:
      Taxes based on income                    218,954      197,009       182,716      203,827      207,734      210,972
      Fixed charges (see below)                168,380      136,227       130,914      142,411      138,071      136,862
                                               -------     --------      --------     --------     --------     --------

Earnings available for fixed charges
   and preferred stock dividend
   requirements of Registrant                 $708,846     $635,984      $610,790     $666,995     $659,912     $664,128
                                              ========     ========      ========     ========     ========     ========

Fixed charges:
   Interest on debt                           $163,061     $125,798      $124,430     $135,608     $129,239     $128,828
   Amortization of premium and discount,
      less expense, on debt; and
      bond defeasance cost                       4,148        9,521         5,170        5,504        5,502        4,731
   Rentals (see note)                            1,171          908         1,314        1,299        3,330        3,303
                                              --------     --------      --------     --------     --------     --------
      Total fixed charges                     $168,380     $136,227      $130,914     $142,411     $138,071     $136,862

Preferred stock dividend requirements
   of Registrant* (Adjusted for income
   tax effect)                                  22,213       21,852        21,537       20,514       20,808       20,875
                                              --------     --------      --------     --------     --------     --------


Total fixed charges and preferred
   stock dividend requirements                $190,593     $158,079      $152,451     $162,925     $158,879     $157,737
                                              ========     ========      ========     ========     ========     ========


Ratio of earnings to fixed charges
   and preferred dividends                        3.72         4.02          4.01         4.09         4.15         4.21
                                                  ====         ====          ====         ====         ====         ====


Note:  Represents the interest factor applicable to rentals.
*  See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     (continued)


                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                    Year Ended December 31,                      12 Months
                                                -------------------------------------------------------------     Ended
                                                                                                                September 30,
                                                1991          1992         1993         1994          1995        1996
                                                ----          ----         ----         ----          ----        ----
                                                              (Thousands of Dollars Except Ratios)
Computation of preferred stock
   dividend requirements of Registrant,
   adjusted for income tax effect*
      Preferred stock dividend
         requirements of Registrant, as
         shown on statement of earnings        $14,059      $14,058       $14,087      $13,252      $13,250      $13,249

Less deductible preferred stock
   dividends**                                   2,085        2,085         1,973        1,816        1,816        1,816
                                               -------      -------       -------      -------      -------      -------

Non-deductible preferred stock
   dividends                                   $11,974      $11,973       $12,114      $11,436      $11,434      $11,433
                                               =======      =======       =======      =======      =======      =======

Excess of net income before income
   taxes over net income (percentage)
   See note below                                68.1%        65.1%         61.5%        63.5%        66.1%        66.7%
                                                 -----        -----         -----        -----        -----        -----

Income tax effect on non-deductible
   preferred stock dividends*                   $8,154       $7,794        $7,450       $7,262       $7,558       $7,626
Add:
   Deductible preferred stock
      dividends (above)                          2,085        2,085         1,973        1,816        1,816        1,816
   Non-deductible preferred stock
      dividends (above)                         11,974       11,973        12,114       11,436       11,434       11,433
                                                ------       ------        ------       ------       ------       ------

Preferred stock dividend requirements
   of Registrant. (Adjusted for income
   tax effect)                                 $22,213      $21,852       $21,537      $20,514      $20,808      $20,875
                                               =======      =======       =======      =======      =======      =======

Note:  Calculated as follows -
   Net income before income taxes             $540,466     $499,757      $479,876     $524,584     $521,841     $527,266
   Less net income                             321,512      302,748       297,160      320,757      314,107      316,294
                                              --------     --------      --------     --------     --------     --------
   Excess - Taxed based on income             $218,954     $197,009      $182,716     $203,827     $207,734     $210,972
                                              ========     ========      ========     ========     ========     ========
   - Percentage of net income                    68.1%        65.1%         61.5%        63.5%        66.1%        66.7%
                                                 =====        =====         =====        =====        =====        =====


* Income tax adjustment to reflect pretax earnings required to meet preferred ** stock dividend. Dividends deductible on federal income tax return.